Exhibit (h)(5)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify HYG High Yield 10% Target Income ETF

Amplify LQD Investment Grade 12% Target Income ETF